Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-261436-10 and 333-261436

$2.0bln Honda Auto Receivables 2024-4 Owner Trust

Jt-Leads  : BofA(str), BNP, DB, TD

Co-Mgrs : ANZ, BNY, ING, MUFG

		OFFERED
CLS	AMT ($MM)	AMT ($MM)	WAL	M/S	P.WIN	E.FIN	L.FIN	BENCH	SPRD	YLD	CPN	$PRICE
A-1	520.000	494.000	0.24	P-1/A-1+	1-7	5/25	10/25	I-CRV	+10	4.735		100.00000
A-2	682.300	648.185	0.98	Aaa/AAA	7-18	4/26	3/27	I-CRV	+45	4.611	4.56	99.99318
A-3	797.700	757.815	2.27	Aaa/AAA	18-39	1/28	5/29	I-CRV	+48	4.376	4.33	99.98585
A-4	105.264	100.000	3.23	Aaa/AAA	39-39	1/28	12/30	I-CRV	+56	4.391	4.35	99.99605

Bill & Deliver : BofA		Offered Size : $2.0bln
Expected Ratings: Moody's, S&P		BBG Ticker : HAROT 2024-4
ERISA Eligible : Yes		Format : Public/SEC Registered
Expected Settle : 10/24/24		First Pay : 11/15/24
Min Denoms : $1k x $1k		RR Compliance: US – Yes, EU - No
CUSIPs	A-1 : 43816DAA3	Pricing Speed: 1.3% ABS to 10% Clean-Up Call
	A-2 : 43816DAB1	Intexnet : bashond2404_upsize 44AB
A-3 : 43816DAC9
A-4 : 43816DAD7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.